Contact:	Walter Parks	Exhibit 99.1
Chief Operating Officer
bebe stores, inc.
(415) 715-3900

bebe stores, inc.

Announces First Quarter Earnings of $0.16 per share versus $.22 in the Prior Year

BRISBANE, CALIF. — November 1, 2007 — bebe stores, inc. (Nasdaq:BEBE) today announced unaudited financial results for the first quarter ended October 6, 2007.

Net sales for the first quarter of fiscal 2008 were $161.1 million, up 2.5% from $157.1 million reported for the first quarter a year ago. As previously reported, same store sales for the thirteen-week period ended October 6, 2007 decreased 9.3% compared to an increase of 12.8% in the prior year.

Gross margin as a percentage of net sales decreased to 47.5% in the first quarter of fiscal 2008, compared to 50.5% in the first quarter of fiscal 2007.  The decrease in gross margin as a percentage of net sales from the prior year of 3.0% was primarily due to higher markdowns partially offset by higher initial markup and unfavorable occupancy leverage partially offset by a reduction in raw material reserves.

SG&A expenses for the first quarter of fiscal 2008 were $56.2 million, or 34.9% of net sales, compared to $50.3 million, or 32.0% of net sales for the same period of the prior year.  The increase in SG&A expenses as a percent of sales is primarily due to higher total compensation expense, including stock based compensation expense, advertising expense and depreciation expense.

Operating income for the first quarter of fiscal 2008 was $20.3 million or 12.6% of net sales, compared to $29.0 million or 18.5% of net sales for the same period of the prior year. Net income for the first quarter decreased to $15.4 million from $20.4 million for the same period of the prior year. Diluted earnings per share for the first quarter were $0.16 versus $0.22 per share in the same period of fiscal 2007.

The effective tax rate for the first quarter of fiscal 2008 decreased to 36.0% from 36.5% in the first quarter of fiscal 2007 primarily due to an increase in our allowable domestic manufacturing deduction during the current year. We are still in the process of adopting FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109”, but do not anticipate a material impact on net earnings for the quarter.

During the quarter ended October 6, 2007, the Company opened six stores, including four bebe stores and two BEBE SPORT stores and expanded one existing bebe store resulting in total square footage growth of 2%.  For the quarter ended October 6, 2007, the Company’s capital expenditures were approximately $10 million and depreciation expense was approximately $5.4 million.

For the second quarter of fiscal 2008, the Company anticipates comparable store sales will be in the negative low single digit range and earnings per share will be in the range of $0.25 to $0.30 per share based on 91.4 million diluted weighted average shares outstanding, which reflect the reduction of 5 million shares repurchased in the first fiscal quarter,  versus $0.26 per share based on 95.2 million diluted weighted average shares outstanding in the second quarter of fiscal 2007. The Company is currently anticipating an effective tax rate of 36.0% for the second quarter of fiscal 2008.

For the second quarter of fiscal 2008, the Company is currently planning finished goods inventory to be flat on a per square foot basis compared to the second quarter of fiscal 2007.

bebe stores, inc. will host a conference call today at 1:30 P.M. Pacific Time to discuss first quarter results.  Interested parties are invited to listen to the conference by calling (888) 889-5848.  A replay of the call will be available for approximately one week by calling (866) 443-1214.  A link to the audio replay will be available on our web site at www.bebe.com following the conference call.

bebe stores, inc. designs, develops and produces a distinctive line of contemporary women’s apparel and accessories, which it markets under the bebe, COLLECTION bebe, BEBE SPORT, bbsp and bebe O brand names. bebe currently operates 285 stores, of which 206 are bebe stores, 20 are bebe outlet stores, 58 are BEBE SPORT stores and 1 is a bebe accessories store. These stores are located in the United States, U.S. Virgin Islands, Puerto Rico and Canada. In addition, there is an online store at www.bebe.com.

The statements in this news release and on our recorded message, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results.  Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements.  Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict.

bebe stores, inc.

SELECTED BALANCE SHEET DATA

(UNAUDITED)

(Dollars in thousands)

	October 6, 2007	September 30, 2006
Assets

Cash and equivalents	$40,590	$50,391
Short-term marketable securities	283,925	292,414
Inventories, net	52,064	53,427
Total current assets	415,797	416,147
Property and equipment, net	121,193	96,643
Total assets	$565,482	$530,000

Liabilities and Shareholders’ Equity

Total current liabilities	$62,647	$55,730
Total liabilities	111,125	93,228
Total shareholders’ equity	454,357	436,772
Total liabilities and shareholders’ equity	$565,482	$530,000

bebe stores, inc.

STATEMENTS OF OPERATIONS

(UNAUDITED)

(Amounts in thousands except per share data and store statistics)

	For the Quarters Ended
	October 6, 2007%		September 30, 2006%

Net sales	$161,082	100.0%	$157,059	100.0%
Cost of sales, including production and occupancy	84,567	52.5	77,773	49.5

Gross margin	76,515	47.5	79,286	50.5
Selling, general and administrative expenses	56,180	34.9	50,290	32.0

Income from operations	20,335	12.6	28,996	18.5
Interest and other income, net	3,695	2.3	3,173	2.0

Income before income taxes	24,030	14.9	32,169	20.5
Provision for income taxes	8,651	5.4	11,742	7.5

Net income	$15,379	9.5%	$20,427	13.0%

Basic earnings per share	$0.17		$0.22
Diluted earnings per share	$0.16		$0.22

Basic weighted average shares outstanding	92,683		91,980
Diluted weighted average shares outstanding	94,177		94,398

Number of stores open at beginning of period	273		242
Number of stores opened during period	6		6
Number of stores closed during period	0		0
Number of stores open at end of period	279		248

Number of stores expanded/relocated during period*	1		2

Total square footage at end of period (000’s)	1,013		898

* Expanded/Relocated stores are excluded from comparable store sales for the first year following expansion/relocation.